                                                                     Exhibit 3.2

                           CERTIFICATE OF DESIGNATION

                                       OF

                                  U.LINK, INC.

                 Series E Convertible Redeemable Preferred Stock

      Pursuant to Section 151(g) of the Delaware General Corporation Law, U.Link, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

      1. The following resolution was duly adopted by the Board of Directors of the Corporation on March 24, 1999:

            RESOLVED, that pursuant to Section 5(f) of the Restated and Amended Certificate of Incorporation of this Corporation, there be created a series of the Preferred Stock, par value $.001 per share ("Preferred Stock"), of this Corporation, consisting of sixty eight (68) shares, to be designated as the Series E Convertible Redeemable Preferred Stock ("Series E Preferred Stock"), the holders of such shares to have the rights, preferences and privileges set forth in the Statement of Designation attached as Exhibit A to this Resolution; and be it further

            RESOLVED, that the officers of this Corporation be, and they hereby are, authorized and empowered to execute and file with the Secretary of State of the State of Delaware, a certificate of designation setting forth the rights, preferences and privileges of the holders of the Series E Preferred Stock.

      2. Set forth as an Exhibit to this Certificate of Designation is a true and correct copy of Exhibit A to the resolution duly adopted by the Board of Directors of the Corporation on March 24, 1999, setting forth the rights, preferences and privileges of the holders of the Series E Preferred Stock.

      IN WITNESS WHEREOF, U.Link, Inc. has caused this certificate to be signed by its chief executive officer this 21st day of April, 1999.

                                    By: /s/ Michael S. Paul
                                        ----------------------------------------
                                        Michael S. Paul, Chief Executive Officer

Exhibit A

                            STATEMENT OF DESIGNATION

The designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Series E Convertible Redeemable Preferred Stock are as follows:

      1. Designation and Number of Shares. The designation of this series of sixty eight (68) shares of preferred stock, par value $.001 per share ("Preferred Stock"), created by the Board of Directors of the Corporation pursuant to the authority granted to it by the certificate of incorporation of the Corporation is "Series E Convertible Redeemable Preferred Stock," which is hereinafter referred to as the "Series E Preferred Stock." In the event that the Corporation does not issue the maximum number of shares of Series E Preferred Stock or in the event of the conversion of shares of Series E Preferred Stock into this Corporation's common stock, par value $.001 per share ("Common Stock"), pursuant to Section 4 of this Statement of Designation, or in the event that the Corporation shall acquire (whether by purchase, redemption or otherwise) and cancel any shares of Series E Preferred Stock, the Corporation may, from time to time, by resolution of the Board of Directors, reduce the number of shares of Series E Preferred Stock authorized, provided, that no such reduction shall reduce the number of authorized shares to a number which is less than the number of shares of Series E Preferred Stock then issued or reserved for issuance. The number of shares by which the Series E Preferred Stock is reduced shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular Series of Preferred Stock by the Corporation's Board of Directors. The Series E Preferred Stock shall be senior to the Series A Preferred Stock, par value $.001 per share, the Series B Preferred Stock, par value $1.00 per share, the Series C Preferred Stock, par value $.001 per share, and the Series D Preferred Stock, par value $.001 per share, upon liquidation, dissolution and winding up.

      2. Dividend Rights.

            (a) If cash dividends are declared with respect to the Common Stock, each holder of shares of Series E Preferred Stock shall have the right to receive, at the time and in the manner such dividends are paid to the holders of the Common Stock, dividends in an amount equal to the amount such holder would receive if such holder held the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock held on the record date for determining such dividend on the Common Stock, based on the Conversion Rate, as hereinafter defined, in effect on such record date, but without regard to whether the shares of Series E Preferred Stock are then convertible into Common Stock, as if the shares of Series E Preferred Stock and Common Stock of the Corporation were a single class. References to Common Stock in this Section 2, but not elsewhere in this Statement of Designation, shall include any class of capital stock of the Corporation the holders of which are entitled to the same dividends per share as the Common Stock.

            (b) Any dividend, distribution, stock split or other recapitalization or event described in Section 4(e) of this Statement of Designation shall not be deemed a dividend for purposes of Section 2(a) of this Statement of Designation. Any dividend or distribution which is part of the liquidation, dissolution or winding up shall be governed by the provisions of
Section 6 of this Statement of Designation and not by this Section 2.

      3. Voting Rights.

            (a) Except as otherwise provided by law or as otherwise expressly provided in this Statement of Designation, holders of Series E Preferred Stock shall not be entitled to any voting rights.

            (b) The Corporation shall not increase the number of authorized shares of Series E Preferred Stock without the prior approval of the holders of a majority of the shares of Series E Preferred Stock then outstanding.

            (c) The Corporation shall not create other series of Preferred Stock or other class or series of capital stock which is senior to or on a parity with the Series E Preferred Stock as to voluntary or involuntary dissolution, liquidation or winding up of the Corporation without the consent of the holders of the Series E Preferred Stock. The Corporation is not restricted from creating other series of Preferred Stock which may be senior to, on a parity with or junior to the Series E Preferred Stock as to dividends or voting or which are junior to the Series E Preferred Stock as upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation without the consent of the holders of the Series E Preferred Stock.

      4. Conversion into Common Stock.

            (a) (I) Subject to the prior redemption of the Series E Preferred Stock, commencing on the first anniversary of the first issuance of shares of Series E Preferred Stock or earlier upon the happening of a Conversion Event, as hereinafter defined, each holder of the Series E Preferred Stock will have the right to convert any or all of such holder's shares of Series E Preferred Stock into shares of Common Stock at the conversion rate hereinafter defined (the "Conversion Rate"). In the event that the Corporation shall give a notice of redemption, the shares of Series E Preferred Stock shall become immediately convertible into Common Stock, and such right shall continue even if the Corporation shall default in the payment of the Redemption Price, as hereinafter defined.

                  (i) The Conversion Event shall mean (A) the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation or of its interest in its joint venture with collegestudent.com, Inc. or (B) the merger or consolidation of the Corporation into another corporation, or (C) the merger of any other entity (other than a subsidiary of the Corporation) into the Corporation or the acquisition by the Corporation of another corporation or other entity if, as a result of such merger or acquisition, the holders of voting stock of the Corporation prior to the merger or acquisition (exclusive of stockholders who acquired such shares in connection with the merger or acquisition) own less than fifty percent (50%) of the voting stock, in terms of either value or number of shares, immediately after the effective time of the merger or acquisition.

            (b) The Conversion Rate shall mean the number of shares of Common Stock issuable upon conversion of one (1) share of Series E Preferred Stock. The Conversion Rate shall be six thousand seven hundred fifty (6,750) shares of Common Stock, subject to adjustment as provided in Section 4(e) of this Statement of Designation.

            (c) Conversion of the Series E Preferred Stock shall be effected by surrender of the certificate representing the shares of Series E Preferred Stock being converted to the transfer agent for the

Series E Preferred Stock, or, if none shall have been appointed, to the Corporation, together with the form of notice of election to convert as may be provided from time to time by the Corporation.

            (d) Shares of Series E Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender for conversion of the certificate therefor, together with the form of notice of election provided by the Corporation duly signed by the holder thereof, and the person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock as of such time. As promptly as practicable on or after the conversion date, the Corporation or its transfer agent shall issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with a cash payment in lieu of any fraction of any share, as hereinafter provided, to the person or persons entitled to receive the same.

            (e) The Conversion Rate shall be subject to adjustment as follows:

                  (i) In case the Corporation shall after the date the Certificate of Designation, of which this Statement of Designation is an exhibit, is filed (the "Filing Date"), (A) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, (B) subdivide, split or reclassify its outstanding Common Stock into a greater number of shares, (C) effect a reverse split or otherwise combine or reclassify its outstanding Common Stock into a smaller number of shares, or (D) issue any shares by reclassification of its shares of Common Stock, the Conversion Rate in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of the shares of Series E Preferred Stock converted after such date shall be entitled to receive the aggregate number and kind of shares which, if such shares had been converted immediately prior to such time, he would have owned upon such conversion and been entitled to receive upon such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed in this
Section 4(e)(i) shall occur.

                  (ii) In case the Corporation shall, subsequent to the Filing Date, issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (or having a conversion price per share) less than the current market price of the Common Stock (as defined in Section 4(e)(iv) of this Statement of Designation) on the record date mentioned below, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the date of such issuance by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the record date mentioned below plus the number of additional shares of Common Stock offered for subscription or purchased (or into which the convertible securities so offered are convertible) and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares determined by multiplying the price or the conversion price at which additional shares of Common Stock are offered by the number of shares of Common Stock being offered by the number of shares being issued, including shares being issued upon conversion of any convertible securities, and dividing the result so obtained by the current market price of the Common Stock. Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock or securities convertible into Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

                  (iii) In case the Corporation shall, subsequent to the Filing Date, distribute to all holders of Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions paid out of current earnings and dividends or distributions referred to in Section 4(e)(i) of this Statement of Designation) or subscription rights or warrants (excluding those referred to in Section 4(e)(ii) of this Statement of Designation), then in each such case the Conversion Rate shall be multiplied by a fraction, of which the numerator shall be shall be the total number of shares of Common Stock outstanding multiplied by such current market price per share of Common Stock (as defined in Section 4(e)(iv) of this Statement of Designation), and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such current market price per share of Common Stock, less the fair market value (as determined in good faith by the Corporation's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

                  (iv) For the purpose of any computation under Sections 4(e)(ii) and (iii) of this Statement of Designation, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for five (5) consecutive trading days commencing twenty
(20) trading days before such date, as reported by the principal stock exchange or market on which the Common Stock is listed; provided, however, that if, on any of such days there are no reported sales of the Common Stock, the closing low bid price shall be used for such day. If the Common Stock is not listed or admitted to listed on any stock exchange or market, the closing low bid prices as reported by the National Quotation Bureau, Inc. or other similar organization if Nasdaq is no longer reporting such information, or if not so available, the fair market price as determined by the Board of Directors.

                  (v) No increase or decrease in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%); provided, however, that any adjustments which by reason of this Section 4(e)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this
Section 4(e) shall be made to the nearest one-hundredth (1/100) of a share.

                  (vi) The Corporation may retain a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 4(e), and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

                  (vii) In the event that at any time, as a result of an adjustment made pursuant to this Section 4(e), the holder of shares of Series E Preferred Stock thereafter shall become entitled to receive any shares of the Corporation, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of shares of Series E Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 4.

                  (viii) In addition to the adjustments provided for in this
Section 4(e), the Corporation may modify the Conversion Rate in a manner which will increase the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock if the Corporation believes that such adjustment is necessary or desirable in order to avoid adverse Federal income tax consequences to the holders of the Common Stock.

            (f) Whenever the Conversion Rate shall be adjusted as required by the provisions of Section 4(e) of this Statement of Designation, the Corporation shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjusted Conversion Rate, setting forth in reasonable detail the facts requiring such adjustment. Each such officer's certificate shall be made available at all reasonable times for inspection by any holder of shares of Series E Preferred Stock, and the Corporation shall, forthwith after each such adjustment, mail a copy of such certificate by first class mail to the holders of Series E Preferred Stock at such holders' addresses set forth in the Corporation's books and records.

                        (A) In case:

                  (i) the Corporation shall pay any dividend or make any distribution upon Common Stock (other than a regular cash dividend payable out of retained earnings); or

                  (ii) the Corporation shall offer to the holders of Common Stock for subscription or purchase by them any share of any class or any other rights, or

                  (iii) any reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Corporation to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall be effected;

then in any such case, the Corporation shall cause to be mailed by first class mail to the record holders of Series E Preferred Stock at least ten (10) days prior to the date specified in (A) and (B) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (A) a record is to be taken for the purpose of such dividend, distribution or rights, or (B) such reclassification, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

            (g) In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Corporation, or in case of any consolidation or merger of the Corporation into another corporation (other than a merger with a subsidiary in which merger the Corporation is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock or the class issuable upon conversion of Series E Preferred Stock) or in case of any sale, lease or conveyance to another corporation of the property of the Corporation as an entirety, the Corporation shall, as a condition precedent to such transaction, cause effective provisions to be made so that the holder of the Series E Preferred Stock shall have the right thereafter by converting the Series E Preferred Stock, to receive the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been received upon conversion of the Series E Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Statement of Designation. The foregoing provisions of this Section 4(h) shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances. This Section 4(h) shall not apply to the extent that Section 6 of this Statement of Designation shall apply.

            (h) No fractional shares or script representing fractional shares shall be issued upon the conversion of shares of Series E Preferred Stock. If, upon conversion of any shares of Series E Preferred Stock as an entirety, the holder would, except for the provisions of this Section 4(i), be entitled to receive a fractional share of Common Stock, then an amount equal to such fractional share multiplied by the fair market value per share of the Corporation's Common Stock on the last business day prior to the date of conversion shall be distributed to the holder. The fair market value per share shall mean the closing price (or average of the closing high bid and low asked prices if there is no sale on such date) on the Nasdaq Stock Market or the New York or American Stock Exchange, if the Common Stock is admitted to trading or listed on such market or stock exchange, or if not so listed or admitted to trading, the average of the reported highest bid and lowest asked prices as reported by the Over The Counter Bulletin Board or the National Quotation Bureau, Inc. or similar reporting service selected by the Board of Directors, or if no such prices are available, the current market value shall be determined in good faith by the Board of Directors.

            (i) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock the full number of shares of Common Stock then issuable upon the conversion of all shares of Series E Preferred Stock then outstanding.

            (j) The Common Stock issuable upon conversion of the Series E Preferred Stock shall, when so issued, be duly and validly authorized and issued, fully paid and non-assessable.

            (k) Any shares of Series E Preferred Stock which shall at any time have been converted shall, after such conversion, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular Series of Preferred Stock by the Corporation's Board of Directors.

      5. Redemption.

            (a) The Corporation may, at any time, redeem the Series E Preferred Stock, in whole only and not in part, at any time upon not less than ten (10) nor more than thirty (30) days' prior written notice at the redemption price per share of twenty two thousand seven hundred eighty one and 25/100 dollars ($22,781.25), plus any dividends which shall have been declared but not paid on the Series E Preferred Stock. The Corporation is not required to provide for the redemption of any shares of Series E Preferred Stock through the operation of a sinking fund.

            (b) The date on which the Corporation is to redeem any Series E Preferred Stock pursuant to Section 5(a) is referred to as the "Redemption Date." From and after the close of business on the business day immediately preceding the Redemption Date, the shares of Series E Preferred Stock shall cease to have any voting, dividend, conversion or other rights, and the holder of such shares shall only have the right to receive payment of the redemption price; provided, however, that this Section 5(b) shall not apply if the Corporation shall default in the payment of the redemption price on the Redemption Date.

            (c) If any dividends shall have been declared by the Board of Directors on Series E Preferred Stock and are in arrears, no purchase or redemption shall be made of any stock ranking junior to or on a parity with Series E Preferred Stock as to dividends or upon liquidation, dissolution or winding up (other than a purchase or redemption made by issuance for delivery of such junior stock); provided, however, that any monies theretofore deposited in any sinking fund with respect to any series of Preferred Stock of the Corporation in compliance with the provisions of such sinking fund thereafter may be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund regardless of whether at the time of such application the full amount of all dividends that have been declared upon shares of Series E Preferred Stock shall have been paid or set aside for payment; and provided, further, that the foregoing shall not prevent the purchase of shares of Preferred Stock ranking on a parity with Series E Preferred Stock as to dividends and upon liquidation, dissolution or winding up pursuant to a purchase or exchange offer made on the same terms to the holders of all the outstanding Preferred Stock so ranking on a parity with Series E Preferred Stock as to dividends and upon liquidation, dissolution or winding up.

            (d) Any shares of Series E Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular Series of Preferred Stock by the Corporation's Board of Directors.

      6. Liquidation Rights.

            (a) (i) In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of the Series E Preferred Stock shall be entitled to receive out of the assets of the Corporation an amount per share equal to of twenty two thousand seven hundred eighty one and 25/100 dollars ($22,781.25), plus any dividends which shall have been declared but not paid on the Series E Preferred Stock before any payment or distribution upon dissolution, liquidation or winding up shall be made on any series or class of capital stock ranking junior to Series E Preferred Stock as to such payment or distribution, and after all such payments or distributions have been made on any series or class of capital stock ranking senior to the Series E Preferred Stock as to such payment or distribution.

                (ii) After payment in full of the preference set forth in
Section 6(a)(i) of this Statement of Designation, the holders of the Series E Preferred Stock shall have no further rights on liquidation, dissolution or winding up.

            (b) (i) The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation or of its interest in its joint venture with collegestudent.com, Inc. or the merger or consolidation of the Corporation into another corporation shall be deemed a voluntary dissolution, liquidation or winding up of the Corporation for purposes of this Section 6.

                (ii) Notwithstanding the provisions of Section 6(b)(i) of this Statement of Designation, in the event of any transaction described in said
Section 6(b)(i), any holder of shares of Series E Preferred Stock may elect that, as to all, and not less than all, of such holder's shares of Series E Preferred

Stock, this Section 6 shall not apply, and such holder's shares of Series E Preferred Stock shall be treated in the manner provided in Section 4(h) of this Statement of Designation.

            (c) In the event the assets of the Corporation available for distribution to the holders of shares of Series E Preferred Stock upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 6(a)(i) of this Statement of Designation, no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking on a parity with the shares of Series E Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series E Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

            (d) Upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to Section 6(a)(i) of this Statement of Designation before any payment shall be made to the holders of any class of capital stock of the Corporation ranking junior upon liquidation to Series E Preferred Stock.

      7. Rank of Series. For purposes of this Statement of Designation, any stock of any series or class of the Corporation shall be deemed to rank:

            (a) prior to the shares of Series E Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series E Preferred Stock;

            (b) on a parity with shares of Series E Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of Series E Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Series E Preferred Stock;

            (c) junior to shares of Series E Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be, if such class shall be Common Stock or if the holders of shares of Series E Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

      7. No Preemptive Rights. No holder of the Series E Preferred Stock shall, as such holder, be entitled as of right to purchase or subscribe for any shares of stock of the Corporation of any class or any series now or hereafter authorized or any securities convertible into or exchangeable for any shares, or any warrants, options, rights or other instruments evidencing rights to subscribe for or purchase any such shares, whether such shares, securities, warrants, options, rights or other instruments be unissued or issued and thereafter acquired by the Corporation.

      8. Transfer Agent and Registrar. The Corporation may appoint a transfer agent and registrar for the issuance, transfer and conversion of the Series E Preferred Stock and for the payment of dividends to the holders of the Series E Preferred Stock.